Exhibit 99.1
Contacts:

Media
Lisa Dollinger	Michele Clarke/Ray Yeung
Clear Channel Communications	Brainerd Communicators, Inc.
(210) 822-2828	(212) 986-6667
lisadollinger@clearchannel.com	clarke@braincomm.com/
yeung@braincomm.com
Investors
Randy Palmer
Clear Channel Communications
210-822-2828
randypalmer@clearchannel.com
Clear Channel to Defer First Quarter Dividend
SAN ANTONIO — March 28, 2008 — Clear Channel Communications, Inc. today announced that its Board of Directors has determined to defer consideration of a first quarter dividend payable to shareholders. Historically, the Board has declared a dividend to shareholders of record on the last day of a quarter, with payment on or before the 15th of the following month.
The Board of Directors took this action after receiving a request from Bain Capital and Thomas H. Lee Partners to defer the payment date in light of the delayed closing of Clear Channel’s merger with CC Media Holdings, Inc. In support of their continued efforts to close the merger, the Company has agreed to honor that request.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU) is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com